                                                                    EXHIBIT 12.1

                          TESORO PETROLEUM CORPORATION
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
      TO COMBINED FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN THOUSANDS)


                                                                                                                        Six Months
                                                                                Years Ended December 31,                  Ended
                                                                ----------------------------------------------------     June 30,
                                                                  1997        1998      1999       2000       2001         2002
                                                                ----------------------------------------------------   ------------
EARNINGS:
   Earnings (Loss) from continuing operations before
     income taxes and extraordinary loss .....................  $  3,400   $ 12,100   $ 51,200   $123,500   $146,900    $(122,600)
   Interest expense, net of capitalized interest (a) .........     8,100     24,790     36,710     31,720     51,630       70,930
   Amortization of debt discount .............................      --          100        215        235        260          140
   Amortization of debt issuance costs .......................      --          310        675        745        910          830
   Estimated interest portion of rents (b) ...................    12,400     17,400     22,400     19,800     17,010       10,255
                                                                ----------------------------------------------------    ---------
         Total Earnings ......................................  $ 23,900   $ 54,700   $111,200   $176,000   $216,710    $ (40,445)
                                                                ----------------------------------------------------    ---------

FIXED CHARGES:
  Interest expense whether expensed or capitalized (a) .......  $  8,500   $ 24,890   $ 37,310   $ 32,420   $ 56,730    $  72,215
  Amortization of debt discount ..............................      --          100        215        235        260          140
  Amortization of debt issuance costs ........................      --          310        675        745        910          830
  Estimated interest portion of rents (b) ....................    12,400     17,400     22,400     19,800     17,010       10,255
                                                                ----------------------------------------------------    ---------
        Total Fixed Charges ..................................  $ 20,900   $ 42,700   $ 60,600   $ 53,200   $ 74,910    $  83,440
                                                                ----------------------------------------------------    ---------


PREFERRED DIVIDEND REQUIREMENTS (c) ..........................      --        9,554     19,078     20,202     10,000         --

RATIO OF EARNINGS TO FIXED CHARGES ...........................      1.14       1.28       1.83       3.31       2.89         *
                                                                ====================================================     ========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDEND REQUIREMENTS ......................      1.14       1.05       1.40       2.40       2.55         *
                                                                ====================================================     ========

 * For the six months ended June 30, 2002, fixed charges exceeded earnings by $123.9 million.

(a) Includes interest expense and financing costs.

(b) For a majority of the marine charter leases the interest portion of rents was estimated by using the Company's incremental borrowing rate in effect at the inception of the leases. For the remaining leases, interest expense was estimated by using one third of the rental payments. Total rental expense including marine charters was approximately $45 million, $54 million, $64 million, $60 million and $66 million for the years ended 1997, 1998, 1999, 2000 and 2001, respectively, and $44 million for the six months ended June 30, 2002.

(c) Represents the amount of pretax earnings that was required to pay the dividends on preferred stock outstanding during the periods presented.